UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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PROOFPOINT, INC.

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June 3, 2019

Dear Fellow Proofpoint Stockholder:

At the upcoming 2019 Annual Meeting of Stockholders scheduled for June 6, 2019, you are being asked to approve an increase in the number of shares reserved for issuance under the 2012 Equity Incentive Plan (Proposal No. 2). Your Board of Directors has unanimously recommended that you vote “FOR” this proposal, and we are writing to ask for your support.

Proofpoint Has a Strong Track Record of Execution and Disciplined Growth

•	37% compound annual revenue growth from 2012 to 2018*.

•	Free cash flow margins have improved from breakeven in 2012 to nearly 22% in 2018.

•	Enterprise value of less than $400 million when going public in 2012 to over $6 billion as of March 31, 2019.

•	53% of the Fortune 1000 and 24% of Forbes Global 2000 were customers at the end of 2018.

*	2018 revenue reflects the company’s adoption of ASC 606.

Our Equity Plan Is Essential To Our Disciplined Growth And Product Innovation

Equity grants to new hires and key employees are critical to our ability to compete for talent, particularly in the hyper-competitive market for cybersecurity, enterprise sales and technology executive talent. We have expanded our employee population at a rate commensurate with our revenues in order to grow our business responsibly. The expansion of our most important resource, our human capital, has also resulted in an increase in absolute share usage under our equity plan.

We Are Proposing A Reasonable Increase To Our Share Pool

When Proofpoint went public in 2012, we had a limited evergreen plan that replenished the share pool annually, but only for four years. In contrast, many public technology companies since then have implemented equity plans that replenish annually for ten years. We have not sought any increases to the amount of shares reserved in our stock plan since going public. However, given our exceptional growth and our intention to further scale and capitalize on our long-term opportunity, Proofpoint now needs to increase the number of shares we have reserved under the plan so that we can continue to hire and retain the exceptional talent that is the core to our success.

Equity awards align the Proofpoint team with our stockholders, promoting the long-term growth and success of our Company. We view our plan shares as a precious resource, and we utilize those shares in a targeted, strategic manner to get the most of our Proofpoint associates. We award high-performing and critical talent with awards that generally vest over multiple years. To reduce share dilution, we primarily grant a mix of performance and service-based restricted stock units (RSUs), in lieu of options, with our RSUs settled net of taxes, further reducing the dilutive impact of the awards. We are targeting net dilution to be in the range between 2.5% and 3.5%, and historically, we have been in this range as shown in the table below.

	2019E1	2018	2017	2016[2]
Diluted weighted-average shares used to compute Non-GAAP net income per share (in thousands)	58,500	56,984	55,394	53,854
Net Dilution %	2.66%	2.87%	2.86%

[1]	Based on management estimate for diluted weighted-average shares outstanding for 2019
[2]	2016 diluted weighted-average shares outstanding include 8,087 shares related to the Company’s convertible senior notes that were converted in 2017 and 2018

Certain Events in 2018 Resulted In An Atypical Gross Burn Rate That We Do Not Expect to Repeat

While we do not believe that gross burn rates represent an accurate measure of our equity granting practices, particularly the net dilutive impact to shareholders as shown in the table above, we recognize that in 2018, as we sought to expand our products and scale the company, we had an anomalous level of gross dilution. This resulted from three unique non-recurring, unrelated events: (1) a multi-year retention award to our Chief Executive Officer Gary Steele in recognition of his exceptional track record at Proofpoint over the course of 17 years and in order to retain Mr. Steele in future years; (2) a new hire grant to our then Chief Operating Officer (the majority of which were returned upon his departure) and (3) new hire grants (which vest over four years) to employees in connection with the acquisition of Wombat Security Technologies Inc., the largest acquisition in our history. These grants were unique events that we do not expect to repeat on a regular basis.

Conclusion

We believe that Proofpoint equity grants are a key to establishing an ownership culture among our employees and have driven our significant growth and success since our 2012 IPO. They are a long-term incentive that directly links company performance to stock performance and are aligned with shareholder interests. Given our opportunity to drive attractive revenue and free cash flow growth, and strong returns for shareholders, we intend to continue to invest in our business and our human capital. To accomplish our core objectives, Proofpoint needs to increase its share reserve so that it can continue to hire and retain exceptional talent.

The Board Of Directors Recommends That Stockholders Vote For The Resolution To Approve Proposal No. 2.

Sincerely,

Compensation Committee of the Proofpoint, Inc. Board of Directors

Jonathan Feiber, Chair

Dana Evan

Richard Wallace

Reconciliation of GAAP Cash Flows from Operations to Non-GAAP Free Cash Flows

(in millions)

(unaudited)

	2018*	2012
GAAP cash flows provided by operating activities	$184.7	$6.8
Less:
Purchases of property and equipment	$(29.5)	$(5.9)

Non-GAAP free cash flows	$155.2	$0.9

GAAP revenue	$717.0	$106.3
Non-GAAP free cash flows as percentage of GAAP revenue (free cash flow margin)	21.6%	0.8%

*	2018 revenue reflects the company’s adoption of ASC-606

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.